Exhibit 10.5

GENERAL SERVICE AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the "Agreement") dated this 1st day of July, 2026.

BETWEEN:

YOUNEEQAI TECHNICAL SERVICES, INC. of

2700 Youngfield St., Suite 100

Lakewood, CO, United States, 80215 (the “Company”)

- AND -

NICHOLAS GENTY of

7205 Pantonbury Pl., Wake Forest, NC 27587, USA (the "Service Provider").

BACKGROUND:
A.	The Service Provider has the necessary qualifications, experience and abilities to provide services to the Company.
B.	The Service Provider is agreeable to providing such services to the Company on the terms and conditions set out in this Agreement.
C.	The Company desires to obtain the services of Service Provider under the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Service Provider (individually the "Party" and collectively the "Parties") to this General Services Agreement (the “Agreement”) agree as follows:

1.	COMMENCEMENT AND TERM

This agreement commences on the 1st day of July, 2026 (“the Commencement Date”) and shall terminate on the 30th day of June, 2027 (the “Termination Date”).

2.	POSITION AND DUTIES
2.1	Position. Starting on the Commencement Date, the Service Provider shall be contracted by the Company as Chief Executive Officer (“CEO”), and will report to the Board of Directors, as described in Schedule “A” – “Roles and Responsibilities”.
2.2	Duties. The Service Provider shall perform such duties as are regularly and customarily performed by a Chief Executive Officer, which shall include but are not limited to the duties set forth in Schedule “A” hereto and any other duties assigned from time to time that are consistent with this position in the Company.
2.3	Location. The Service Provider services will be provided initially from the Service Provider’s own office. The Company reserve the right to require that the Service Provider will provide the services from the Company’s office from time to time. The Service Provider understands that he/she may be required to travel from time to time in order to fulfill his/her duties. Pending time and schedules to be provided by the Company and agreed to by both parties.

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2.4	Time and Efforts. As an Independent contractor of the Company the Service Provider acknowledges that:
(a)	he/she owes a duty of good faith and honesty to the Company;
(b)	unless prevented by ill health, or physical or mental disability or impairment, the Service Provider will devote his/her time, effort, care and attention to his/her duties set out in this Agreement;
(c)	the Service Provider will promote the interests of the Company and not do anything which would constitute a conflict of interest between the best interests of the Company and the Service Provider’s personal interests.
2.5	Policies. The Service Provider understands and agrees that the Company maintains or may maintain certain policies that relate to his/her Service. These policies include or may include conditions and general rules and procedures regarding the Company and its relations with or obligations to its customers and clients. The Company will notify the Service Provider of these changes in advance.
2.6	Capacity/Independent Contractor
(a)	In providing the Services under this Agreement it is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee. The Service Provider and the Company acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service.
(b)	The Service Provider shall have no authority to act as agent for, or on behalf of, Company, or to represent Company, or bind Company in any manner, unless authorised in writing by the Company.
(c)	The Service Provider shall not be entitled to worker's compensation, retirement, insurance or other benefits afforded to employees of the Company.
2.7	Indemnification
(a)	Indemnification by Service Provider. The Service Provider agrees to indemnify and hold harmless Company and its officers, directors, employees and agents, from and against all claims, liabilities, losses, costs, damages, judgments, penalties, fines, attorneys' fees, court costs and other legal expenses, insurance deductibles and all other expenses arising out of or relating to, directly or indirectly, from:
(i)	the negligent, grossly negligent, or intentional act or omission of the Service Provider or its directors, officers, employees, agents or Contractors,
(ii)	Service Provider’s failure to perform any of its obligations under this Agreement, and
(b)	Indemnification by Company. To the fullest extent permitted by applicable law, the Company agrees to indemnify, defend and hold harmless the Service Provider from and against all claims, liabilities, losses, costs, damages, judgments, penalties, fines, attorneys’ fees, court costs and other legal expenses arising out of or relating to, directly or indirectly, the Service Provider’s performance of the Services or the exercise of his duties and authority in his capacity as an officer of the Company, provided that the Service Provider acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. The foregoing indemnification shall not apply to the extent any such claim, liability, loss or expense arises from the Service Provider’s gross negligence, willful misconduct, fraud, or material breach of this Agreement. This indemnification is in addition to, and not in limitation of, any rights to indemnification or advancement of expenses to which the Service Provider may be entitled under the Company’s organizational documents, any directors’ and officers’ liability insurance maintained by the Company, or applicable law.
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(c)	Notification. The Party seeking indemnification will promptly notify the other Party of any claim for indemnification.
(d)	Survival. The indemnification obligations of each Party under this Section shall survive termination or expiration of this Agreement.

3.	COMPENSATION

3.1	Compensation. The Company shall pay the Service Provider compensation for his/her Services as described in Schedule “A” below; this compensation may include one of the following or a combination of both:

(a)	Hourly Based Compensation and/or fixed-price model as described in Schedule “A” below;
(b)	Equity Compensation. Company’s common shares (the “Equity Compensation”) as described in Schedule “A” below;
3.2	Compensation by way of Stock Options. Subject to compliance with all applicable laws, regulatory bodies and the Company’s Board of Directors’ approval, the Company may agree to grant the Service Provider an option to purchase common shares in the capital of the Company as described in Schedule “A” and/or as will be decided by the Company from time to time, which will be subject to the terms and conditions of a stock option agreement to be entered into by the Service Provider and the Company.

3.3	Payments practices, taxes, and statutory withholdings. All compensation payable to the Service Provider pursuant to this section 2 or otherwise under this Agreement, will be payable on a Retainer basis payable on the first day of each month against a tax invoice that will include the Service Provider’s details including his/her business tax number. The Service Provider is responsible to pay all taxes according to the laws of his/her jurisdiction.

3.4	The Service Provider will be reimbursed from time to time for reasonable and necessary expenses incurred by the Service Provider in connection with providing the Services. All expenses must be pre-approved by the Company.

4.	CONFIDENTIAL INFORMATION AND DEVELOPMENTS

4.1	Definitions. “Confidential Information” means information, whether or not originated by the Service Provider, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature:

(i)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;
(ii)	computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;
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(iii)	information relating to Developments prior to any public disclosure thereof, including but not limited to, the nature of the Developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights, trademarks and trade secrets);
(iv)	internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;
(v)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and
(vi)	all information that becomes known to the Service Provider as a result of providing services to the company that the Service Provider, acting reasonably, believes is Confidential Information or that the Company takes measures to protect.

Confidential Information does not include:

(i)	the general skills and experience gained during the Service Provider contract with the Company that the Service Provider could reasonably have been expected to acquire in similar contract with other companies;
(ii)	information publicly known without breach of this Agreement or similar agreements; or
(iii)	information that the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement (and the extent of the requirement) is provided to the Company (to the extent reasonably possible in the circumstances), and the Company is afforded an opportunity to dispute the requirement.
(a)	“Developments” means all discoveries, inventions, designs, works of authorship, algorithms, drawings, compilations of information and analyses, know-how, methods, processes, techniques, specifications and source code listings, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:
(i)	result or derive from the Service Provider services or from the Service Provider knowledge or use of Confidential Information;
(ii)	are conceived or made by the Service Provider (individually or in collaboration with others) during the term of the Service Provider contract by the Company;
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(iii)	result from or derive from the use or application of the resources (including without limitation, equipment, supplies, premises) of the Company or its affiliates; or
(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research or development by the Company or its affiliates.
4.2	No Conflicting Obligations. The Company is contracting the Service Provider services based upon the Service Provider’s general skills and abilities. It is a condition of this contract that:
(a)	the Service Provider is not in possession of any trade secret, confidential or proprietary information of a former contracting entity or other party (“Unauthorized Information”),
(b)	the Service Provider does not obtain, keep, use, or disclose any Unauthorized Information, and
(c)	the Service Provider covenants that he/she is not a party to an agreement with a prior contracting entity or other third party that would prohibit providing services to the Company.
4.3	Confidential Information. All Confidential Information, (whether developed by the Service Provider at any time while the Service Provider was providing services to the Company, or by others contracted by or associated with the Company or its affiliates or clients), is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.
(a)	The success of the Company is dependent upon the ability to protect the Confidential Information from disclosure. In view of the foregoing, the Service Provider agrees to make the following covenants regarding his/her conduct during and subsequent to his/her contract with the Company.
(i)	At all times during and subsequent to the Service Provider contract with the Company, the Service Provider will not disclose Confidential Information to any person (other than as necessary in carrying out his/her duties on behalf of the Company) without first obtaining the Company’s consent, and will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.
(ii)	At all times during and subsequent to the Service Provider contract with the Company, the Service Provider will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.
(iii)	Within twenty-four (24) hours after the termination of this contract for any reason, the Service Provider will promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Service Provider possession or under his/her control.

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4.4	Ownership of Developments and Intellectual Property Rights.
(a)	All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments.
(b)	The Service Provider agrees to disclose all Developments, and that no intellectual property rights in the Developments are or will be retained by the Service Provider. For greater certainty, all work done during the term of this contract by the Service Provider for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be.
(c)	In consideration of the compensation and/or any benefits to be received by the Service Provider under the terms of this Agreement, you hereby irrevocably sell, assign and transfer and agree in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright and copyright registration, industrial design registration, trademarks and trademark registration, other registrations, analogous grants of rights, and any goodwill associated therewith worldwide to the Company and the Service provider will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company. If the Service Provider have any rights to the Developments that cannot be assigned to the Company (including moral rights or droit moral), then as against the Company, the Service Provider hereby unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind with respect thereto. The Service Provider agrees, at the Company's request and expense, to consent to and join in any action by the Company to enforce such rights, and agree that he/she shall not exercise those rights against any third parties without the express written consent of the Company. The Service Provider acknowledges and agrees that the above waiver of rights may be invoked by any person authorized by the Company to use and/or modify the Developments.
(d)	The Service Provider will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Service Provider cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Service Provider contract, the Service Provider agree that he/she will provide that cooperation both during or after the termination of this Agreement (so long as the Company pays the Service Provider reasonable compensation for his/her time if after the termination of this Agreement).
4.5	Consent to Enforcement. The Company has invested significant resources in acquiring and developing the Confidential Information and Developments, such that they are valuable assets of the Company. Further, the Service Provider understands that his/her promises set out in sections 3.3 and 3.4 are reasonable and valid, and are a material inducement to the Company. Because damages alone for breaches of sections 3.3 and 3.4 may not be an adequate remedy, the Service Provider understands that the Company is entitled to seek an order for specific enforcement and injunctive relief from a court of competent jurisdiction in the event that the Service Provider breach of any of the provisions stipulated in sections 3.3 or 3.4.
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4.6	Continuation of Obligations. The Service Provider’s obligations under this Article 3 remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or termination of this Agreement for any reason.
5.	RESTRICTIVE COVENANTS
5.1	Non-competition. While the Service Provider is contracted by the Company, the Service Provider shall not be subject to any restriction on other business activities beyond the duty to avoid conflicts of interest set out in this Agreement, and shall not, while so engaged, knowingly act in a manner that constitutes a direct conflict of interest with the best interests of the Company. For the avoidance of doubt, the Service Provider’s ongoing roles with and activities on behalf of AGEYE Technologies, Inc. and its affiliates are expressly permitted and shall not constitute a breach of this Agreement or a conflict of interest hereunder.
5.2	Non-solicitation of Clients & Customers. While the Service Provider is contracted by the Company and for a period of six (6) months immediately following the termination of the Service Provider contract for any reason, the Service Provider covenants and agrees that he/she will not, directly or indirectly, contact or solicit any Client or Customer of the Company for the purpose of entering into contracts with such clients for products or services competitive with those products or services developed, marketed, sold or licensed by the Company. For the purpose of this section, “Client or Customer” includes anyone who is a client or customer of the Company at the relevant time during the term of the Service Provider contract or at the time of the termination of the contract or anyone who was or has been a client or customer of the Company within the six (6) month period preceding such date and with whom the Service Provider has had contact.
5.3	Non-solicitation of Employees and Contractors. While the Service Provider is contracted by the Company and for a period of six (6) months immediately following the termination of the contract for any reason, the Service Provider covenants and agrees that he/she will neither directly nor indirectly hire, nor engage, nor solicit, induce, or attempt to induce any persons who were employees or contractors of the Company at the time of the termination of the Service Provider’s contract or during the six (6) month period immediately preceding the termination, to terminate their employment, engagement or agreement with the Company.
6.	TERMINATION
6.1	The engagement of the Service Provider by the Company may be terminated at any time in the following manner and in the following circumstances:
(a)	whenever the Company and the Service Provider mutually agree in writing to terminate this Agreement.
(b)	by the Service Provider providing the Company with thirty (30) day’s written notice.
(c)	by the Company for just cause without notice or any payment in lieu of notice; and
(d)	by the Company without cause upon giving the Service Provider written notice and the Severance set out in section 6.2.
6.2	The Service Provider understands and agrees that if the engagement is terminated by the Company without cause pursuant to section 6.1(d), the Service Provider will be entitled to severance (the “Severance”) as follows:
(a)	If the engagement is terminated by the Company without cause, the Service Provider will be entitled to Severance equal to the full amount of the Management Fee (USD $175,000) described in Schedule “A”, to the extent not already paid, which amount shall become immediately due and payable notwithstanding any deferral and without proration, regardless of the extent to which the Management Fee has accrued as of the effective date of termination and regardless of whether the OTCQB Qualification or a Successful Listing has occurred, together with any expenses properly incurred and approved in accordance with section 3.4 that remain unreimbursed as of that date. Any Options that have vested as of the effective date of termination shall be governed by the Stock Option Plan and the applicable stock option agreement. For greater certainty, the Listing Success Bonus shall not become payable by reason of a termination under this section and shall remain payable only upon the occurrence of an actual Successful Listing in accordance with Schedule “A”.
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6.3	Termination for Cause and Basis of Cause. The employer may terminate the engagement of the Service Provider under this provision if any of the following occur:
(a)	The death of Service Provider.
(b)	The Service Provider becomes, in good faith opinion of the Company, physically or mentally disabled, for a period of more than thirty (30) consecutive days, or for a period of more than sixty (60) days in total during a twelve (12) month period, is unable to perform his/her duties.
(c)	Service Provider breaches any material provision of this Contract.
(d)	Service Provider misappropriates any funds or property of The Company.
(e)	Service Provider fails to comply or refuses to comply with the policies, standards, or regulations of the Company.
(f)	Service Provider engages in conduct, even if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of the Company if he were retained as a Service Provider.
(g)	Statement of Termination for Cause. In the event of termination for cause pursuant to this provision, The Company shall give a written statement to the Service Provider, specifying the event causing such termination, and the termination shall be immediately effective.
6.4	Upon termination of the engagement, the Service Provider will promptly return to the Company all Company property and Confidential Information in the Service Provider’s possession or control pertaining to the business or affairs of the Company, including any keys, pass cards, identification cards or other property belonging to the Company.
6.5	Should the Company be the subject of a Corporate Take-over, Merger or other business transaction whereby this General Services Agreement is terminated, then the Service Provider shall be entitled to Severance equal to the full amount of the Management Fee (USD $175,000) described in Schedule “A”, to the extent not already paid, which amount shall become immediately due and payable notwithstanding any deferral and without proration, regardless of the extent to which the Management Fee has accrued as of the effective date of termination and regardless of whether the OTCQB Qualification or a Successful Listing has occurred, together with any expenses properly incurred and approved in accordance with section 3.4 that remain unreimbursed as of that date. Any Options that have vested as of the effective date of termination shall be governed by the Stock Option Plan and the applicable stock option agreement. For greater certainty, the Listing Success Bonus shall not become payable by reason of such transaction or termination and shall remain payable only upon the occurrence of an actual Successful Listing in accordance with Schedule “A”.
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7.	GENERAL
7.1	Obligations Continue. The Service Provider’s obligations under Article 3 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.
7.2	Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Service Provider and an authorized officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.
7.3	Compliance with Policies and Laws. The Service Provider agree to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. The Service Provider also agree to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing companies.
7.4	Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada and the federal laws of United States of America applicable thereto. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of Las Vegas, Nevada with respect to any disputes arising out of this Agreement.
7.5	Notices. Any notice required or permitted to be given under this Agreement shall be in writing or email and shall be properly given if delivered to the addresses as follows:
(a)	in the case of the Company:

2700 Youngfield St., Suite 100

Lakewood, CO, United States, 80215

Attention: Board of Directors

(b)	in the case of the Service Provider:

at the address noted on page 1 of this Agreement or to the last address of the Service Provider in the records of the Company.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

7.6	Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.
7.7	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.
7.8	Currency. Unless otherwise specified herein all references to dollar or dollars are references to US dollars.
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7.9	Further Assurances. The Service Provider and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as you or the Company may require for the purposes of giving effect to this Agreement.
7.10	Counterparts/Facsimile Execution. This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

INTENDING TO BE LEGALLY BOUND the parties have executed this Agreement as of the date first above written.

YOUNEEQAI TECHNICAL SERVICES INC.

Per: /s/ James D. Romano

Authorized Signatory

Name: James D. Romano, Director

EXECUTED by the Service Provider:

/s/ Nicholas Genty

NICHOLAS GENTY

Title: Chief Executive Officer

Address: 7205 Pantonbury Pl., Wake Forest, NC 27587, USA

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SCHEDULE “A”

ROLES & RESPONSIBILITIES

Role & Responsibility:

•	Act as the Company’s Chief Executive Officer (“CEO”);
•	Lead corporate strategy, governance, capital markets readiness and execution, financing, and sales execution.
•	Report directly to the Board of Directors as deemed appropriate to facilitate all activities.
•	All other duties commensurate with the role of a Chief Executive Officer.
Compensation:
•	The Service Provider agrees to perform the work as described in this Schedule “A” / Role & Responsibility for a fixed management fee of USD $175,000 (the “Management Fee”), covering the period from the Commencement Date through the Company’s successful uplisting to and commencement of trading on a national securities exchange (meaning an exchange registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, such as the Nasdaq Stock Market or the New York Stock Exchange) (the “Successful Listing”). The Parties acknowledge that the Company intends to effect its capital markets plan in two stages: first, the admission of the Company’s common shares to quotation on the OTCQB Venture Market operated by OTC Markets Group Inc. (the “OTCQB Qualification”); and thereafter, the Successful Listing. For the avoidance of doubt, the OTCQB Qualification is not, and shall not be deemed to be, a Successful Listing. The Management Fee shall accrue and be deferred, and shall become due and payable upon the Successful Listing, except as otherwise expressly provided in section 6.2 or section 6.5 of this Agreement;
•	Listing Success Bonus. The Service Provider shall be entitled to a one-time listing success bonus of USD $75,000 (the “Listing Success Bonus”), payable within ten (10) days following the Successful Listing. The Listing Success Bonus is earned and payable only upon the occurrence of an actual Successful Listing. Neither the OTCQB Qualification nor the quotation, trading or continued quotation of the Company’s common shares on the OTCQB Venture Market or any other over-the-counter quotation system or tier operated by OTC Markets Group Inc. constitutes a Successful Listing or triggers payment of the Listing Success Bonus. Notwithstanding any other provision of this Agreement, the Listing Success Bonus shall not be accelerated and shall not become payable by reason of the termination of this Agreement for any reason, or by reason of any Corporate Take-over, Merger or other business transaction, in the absence of an actual Successful Listing. In addition, and notwithstanding the foregoing, the Listing Success Bonus shall be paid only if, at the time payment would otherwise be due, the Company has treasury cash available to make the payment without impairing its day-to-day operations; if the Board of Directors determines in good faith that sufficient treasury cash is not then available, payment shall be deferred at the discretion of the Board of Directors until such time as sufficient treasury cash is available to pay it without impairing the Company’s day-to-day operations;
•	The Service Provider will be entitled to participate in the Company’s Stock Option Plan once established and as governed by the Board of Directors, under which the equity grant described below will be made;

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•	A review of compensation will be conducted by the Compensation Committee annually, commencing immediately following the Successful Listing, or within one month following the Company’s year-end and annually thereafter;
•	Equity / Options Grant. Subject to the approvals and conditions described below, the Company will grant the Service Provider options under the Stock Option Plan (the “Options”), effective as of the dates described below, in two tranches. The Options are intended to provide the Service Provider with rights to purchase, in the aggregate, a number of common shares equal to two and one-half percent (2.5%) of the Company’s fully diluted shares outstanding immediately following the Successful Listing (the “Target Percentage”), and shall be granted as follows: (a) Initial Grant. Effective as of the date of the OTCQB Qualification (or, if later, the date of Board approval of such grant) (the “Initial Grant Date”), the Company will grant the Service Provider options to purchase a number of common shares equal to two and one-half percent (2.5%) of the Company’s fully diluted shares outstanding immediately following the OTCQB Qualification (the “Initial Options”). (b) Top-Up Grant. Effective as of the date of the Successful Listing (or, if later, the date of Board approval of such grant) (the “Top-Up Grant Date”), the Company will grant the Service Provider additional options (the “Top-Up Options”) to purchase such additional number of common shares as is necessary so that the total number of common shares subject to the Initial Options (whether or not then vested, exercised or outstanding) together with the Top-Up Options equals the Target Percentage. If the number of common shares subject to the Initial Options already equals or exceeds the Target Percentage, no Top-Up Options shall be granted and the Initial Options shall not be reduced, forfeited or repriced. (c) Measurement Convention. For purposes of determining the Target Percentage and the number of Top-Up Options, the Company’s fully diluted shares outstanding immediately following the Successful Listing shall be measured as of the Top-Up Grant Date without giving effect to (i) the Top-Up Options granted hereunder, or (ii) any concurrent top-up or true-up options granted on the same date to any other service provider or director of the Company under a substantially similar arrangement. The Parties acknowledge that the Company has entered or may enter into a substantially similar arrangement with the Chairman of its Board of Directors, and that this convention is intended to ensure that the respective top-up grants are calculated on a common share count and do not compound against one another. (d) General. Each grant of Options is subject to compliance with all applicable laws and regulatory requirements, approval of the Company’s Board of Directors, and the terms and conditions of a separate stock option agreement to be entered into between the Service Provider and the Company. No Options are granted, and no rights in respect of any tranche accrue, prior to the applicable grant date; if the OTCQB Qualification does not occur, no Initial Options shall be granted, and if a Successful Listing does not occur, no Top-Up Options shall be granted (but the Initial Options, once granted, shall remain outstanding in accordance with their terms). The Options shall be governed by the following terms:
◦	Exercise Price. The exercise price of each tranche will be no less than the fair market value of the common shares on the grant date applicable to that tranche, as determined in good faith by the Board in accordance with applicable law. Accordingly, the exercise price of the Initial Options shall be determined as of the Initial Grant Date, and the exercise price of the Top-Up Options shall be determined as of the Top-Up Grant Date. The exercise price of the Initial Options shall not be adjusted, repriced or increased by reason of the Successful Listing or the grant of the Top-Up Options;
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Vesting. Fifty percent (50%) of the Initial Options shall vest on the Initial Grant Date, with the remaining fifty percent (50%) vesting in equal installments of twenty-five percent (25%) at the end of each of the two (2) calendar quarters following the Initial Grant Date, such that the Initial Options shall be fully vested approximately six (6) months after the Initial Grant Date. The Top-Up Options shall be fully vested on the Top-Up Grant Date.

The vesting of the initial fifty percent (50%) tranche of the Initial Options on the Initial Grant Date, and the full vesting of the Top-Up Options on the Top-Up Grant Date, reflect the Board’s intentional grant of vesting credit for services rendered by the Service Provider from the Commencement Date through the applicable grant date, and the Board shall so record in the resolutions approving each grant;